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   Morgan Stanley Invesment Management Advised Funds*
Rule 10f-3 Transactions (Purchase of Securities by
Portfolio From an Underwriting Syndicate in which an Affiliate is a Member) (1) "July 1, 2001 - October 31, 2001"


	PARTICIPATING	TRADE	PRICE
UNDERWRITING	PORTFOLIO(s)/FUND(s)	DATE	PER SHARE (2)



Raytheon Co	MSIF Trust Mid Cap Growth II	10/25/01	33.25
	MSIF Trust Mid Cap Growth Fund		33.25
	MSIF Trust Mid Cap Value		33.25




Anthem Inc	MSIF Trust MAC Equity	10/29/01	36.00
	MSIF Trust Balanced (EQ) Portfolio		36.00
	MSIF Trust Mid Cap Growth Fund		36.00
	MSIF Trust Mid Cap Value		36.00
	MSIF Trust Small Cap Value		36.00
	MSIF Trust Value Portfolio		36.00
	MSIF Trust Equity Portfolio		36.00





(1) All transactions were completed in accordance with Rule 10f-3 and Board approved Rule 10f-3 procedures.
(2) All prices in U.S. Dollar unless otherwise noted
"* Morgan Stanley Institutional Funds, Tust. (""MSIF"")"

AMOUNT	PURCHASED	AMOUNT OF 	%
PURCHASED	FROM	OFFER	UW



200	Morgan Stanley & Co	"29,000,000"	0.001%
"100,800"	Morgan Stanley & Co		0.348%
"72,100"	Morgan Stanley & Co		0.249%

"173,100"			0.597%


"2,400"	Morgan Stanley & Co	"28,600,000"	0.008%
"10,600"	Morgan Stanley & Co		0.037%
"71,500"	Morgan Stanley & Co		0.250%
"50,900"	Morgan Stanley & Co		0.178%
"43,100"	Morgan Stanley & Co		0.151%
"56,000"	Morgan Stanley & Co		0.196%
"15,400"	Morgan Stanley & Co		0.054%

"249,900"			0.874%


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